Exhibit 1

STATEMENT APPOINTING DESIGNATED FILER

The undersigned entities and individuals (the “Reporting Persons”) hereby designate Aisling Capital III, LP (the “Designated Filer”) to make filings of Schedules 13D (and any amendments thereto) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the securities of SafeStitch Medical, Inc. (the “Company”).

Each Reporting Person hereby further authorizes and designates the Designated Filer to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Company, including all Schedule 13D and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person’s ownership of, or transactions in, securities of the Company.

The authority of the Designated Filer under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedule 13D with respect to the Reporting Person’s ownership of, or transactions in, securities of the Company, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer is not assuming any of the Reporting Person’s responsibilities to comply with Section 13(d) or Section 16 of the Exchange Act.

AISLING CAPITAL III, LP By: Aisling Capital Partners III, LP General Partner By: Aisling Capital Partners III LLC General Partner

By:	/s/ Dennis Purcell
Name: Dennis Purcell Title: Managing Member
AISLING CAPITAL PARTNERS III, LP By: Aisling Capital Partners III LLC General Partner

By:	/s/ Dennis Purcell
Name: Dennis Purcell Title: Managing Member

AISLING CAPITAL PARTNERS III LLC

By:	/s/ Dennis Purcell
Name: Dennis Purcell Title: Managing Member

/s/ Steve Elms
Steve Elms

/s/ Dennis Purcell
Dennis Purcell

/s/ Andrew Schiff
Andrew Schiff

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